Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Columbia Banking System, Inc., of our report dated February 25, 2021, relating to the financial statements of Umpqua Holdings Corporation, and the effectiveness of Umpqua Holdings Corporation’s internal control over financial reporting, incorporated by reference in the Current Report on Form 8-K of Columbia Banking System Inc., dated December 29, 2021, appearing in the Annual Report on Form 10-K of Umpqua Holdings Corporation for the year ended December 31, 2020. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Portland, Oregon

December 29, 2021